Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

October 1, 2008

Dear Dan:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment with ABIOMED, Inc. 1/ (“ABIOMED” or the “Company”). As more fully set forth below, ABIOMED desires to provide you with Severance Pay and Benefits described below in exchange for certain agreements by you.

1. Separation of Employment. Your employment with ABIOMED shall terminate on October 1, 2008 (the “Separation Date”). You acknowledge that from and after the Separation Date, you have no authority to, and shall not, represent yourself as an employee or agent of the Company. The Company will provide you with payment for all accrued and unused vacation pay through the Separation Date in accordance with the Company Vacation Policy (“Vacation Pay”). You and the Company acknowledge and agree that the termination of your employment is intended to constitute an “involuntary termination” for purposes of Section 409A of the Internal Revenue Code.

2. Severance Pay and Benefits. In exchange for the mutual covenants set forth in this Agreement and completion of the appropriate forms by you, ABIOMED agrees to continue to pay you (“Severance Pay”), in accordance with ABIOMED’s current payroll schedule, your semi-monthly base salary ($9,850.07), less state and federal income and welfare taxes and any other mandatory deductions under applicable laws, from the first pay period following your execution of this Agreement through March 31, 2009 (the “Severance Period”). In addition, we will continue your participation in ABIOMED’ medical and dental plans during the Severance Period, (which includes your co-pay which shall be deducted from your salary continuation) (“Benefits”). In the event that you do not become employed by a third party or otherwise covered under alternative medical and dental insurance plans during the Severance Period, you will have the right to continue your medical and dental insurance at the expiration of the Severance Period pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) at your own cost. The “qualifying event” under COBRA shall be deemed to have commenced on the Separation Date.

You acknowledge and agree that the Severance Pay and Benefits exceed any notice pay that otherwise might be due to you in Section 4(c) of the Employment, Nondisclosure and Non-Competition Agreement (the “NCA”), and that the Severance Pay and Benefits are not otherwise due or owing to you under any ABIOMED policy or practice. The Severance Pay and Benefits are not intended to, and shall not be construed to constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement, (ii) earned but unpaid regular wages earned through the Separation Date, and (iii) the Vacation Pay, you are not and shall not in the future be entitled to any other compensation including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

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For the purposes of this Agreement, the parties agree that the term ABIOMED or ABIOMED, Inc. is intended to include ABIOMED, Inc., and any other related entities including any divisions, affiliates and subsidiaries, and its and their respective officers, directors, employees, agents and assigns.

3. Confidentiality and Other Related Obligations. You expressly acknowledge and agree to the following:

(i) that you remain bound by the terms of Sections 5, 6, 7, 9 and all other terms relating to the protection and enforcement of the NCA, which is incorporated herein and attached hereto as Exhibit A;

(ii) that you immediately shall return to ABIOMED all ABIOMED property (including without limitation, keys, computer equipment, computer discs and software, company files and documents, company credit cards, etc.) and documents and any copies thereof (including, without limitation, financial plans, management reports, suppliers and customer address lists, customer lists, and other similar documents and information), and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of ABIOMED’ trade secrets and/or confidential and proprietary documents and information;

(iii) that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(iv) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of ABIOMED (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of ABIOMED, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of ABIOMED (including its officers, directors and employees); and

(v) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve ABIOMED of any further obligations hereunder and, in addition to any other legal or equitable remedy available to ABIOMED, shall entitle ABIOMED to recover any Severance Pay and Benefits already paid to you pursuant to Section 2 of this Agreement.

4. Stock Options. Any options or Restricted Stock that you hold pursuant to the Company’s various stock incentive plans that are not vested as of your termination date will expire on the Separation Date and will terminate without further action on behalf of the Company. Pursuant to the terms of your option agreements and any other agreements that you may be subject to at the time, your right to exercise those options that vested prior to your termination date will expire according to the Optionee Statement attached.

5. Cooperation. You agree that during the Severance Period you will make yourself available to the Company, upon reasonable notice, either by telephone or, if the Company believes necessary, in person, to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited, transitioning your duties to others at the Company. You further agree that during this period of time and thereafter you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include, your being available, within reason given the constraints of future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should an individual representing a party adverse to the business or legal interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 hours) inform the Company of that fact.

6. Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Pay and Benefits set forth herein, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against ABIOMED, and you represent that you have not asserted or filed any form of legal claim against ABIOMED, of any kind related to your employment relationship with ABIOMED through and including the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against ABIOMED seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against ABIOMED, up through and including the Separation Date.

Without limiting the generality of the foregoing you specifically waive and release ABIOMED from any Claim arising from or related to your employment relationship with ABIOMED or the termination thereof including, without limitation; (i) Claims under any state (including, without limitation, Massachusetts) or federal discrimination, fair employment practices or other employment related statute (including, without limitation, state and federal laws prohibiting discrimination on the basis of age), regulation or executive order (as they may have been amended through the date on which you sign this Agreement); (ii) Claims under any other state (including, without limitation, Massachusetts) or federal employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation, Massachusetts) or federal common law theory; and (iv) any other Claim arising under other state or federal law.

Notwithstanding the foregoing, this Paragraph shall not release ABIOMED from any obligation expressly set forth in this Agreement.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay and Benefits provided for in this Agreement.

7. OWBPA. Because you are at least forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. It is ABIOMED’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are at least age 40, and consistent with the provisions of the OWBPA, the Company is providing you with twenty-one (21) days (until October 22, 2008) in which to consider and accept the terms of this Agreement by signing below and returning it to ABIOMED, c/o Francis R. LeBlanc, 22 Cherry Hill Drive, Danvers, MA 01923. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Francis R. LeBlanc at ABIOMED. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Francis R. LeBlanc at ABIOMED at the above referenced address.

Also, consistent with the provisions of the OWBPA and other federal discrimination laws, nothing in the general waiver and release set forth in Section 5 above shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

8. Entire Agreement/Choice of Law/Enforceability/Jury Waiver. Except as otherwise provided in this Agreement, this Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and ABIOMED. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither ABIOMED nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Very truly yours,

ABIOMED, Inc.		Accepted and Agreed To:

By:	/s/ Michael R. Minogue	/s/ Daniel J. Sutherby
	Michael R. Minogue	Daniel J. Sutherby
Chairman, President, & CEO

Dated: October 1, 2008		Dated: October 7, 2008